Exhibit 99.1

Media Contact:

Elliot Fox

W2O Group

212.257.6724

efox@w2ogroup.com

Investor Contact:

Mindy Lowe

Esperion Therapeutics, Inc.

734.887.3903

mlowe@esperion.com

Esperion Therapeutics Announces Positive Top-Line Phase 2 Results for ETC-1002 in

Patients with Hypercholesterolemia and Hypertension

-   ETC-1002-014 study meets primary endpoint   -

-   LDL-cholesterol lowering significantly greater than placebo, with neutral effect on blood pressure   -

-   ETC-1002 observed to be safe and well-tolerated   -

Conference Call and Webcast on Tuesday, July 28, 2015 at 8:00 a.m. Eastern Time

Ann Arbor, Mich., — (July 28, 2015) — Esperion Therapeutics, Inc. (NASDAQ: ESPR), an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral, low-density lipoprotein cholesterol (LDL-cholesterol) lowering therapies for the treatment of patients with hypercholesterolemia and other cardiometabolic risk markers, today announced positive top-line results from ETC-1002-014, a Phase 2 exploratory study evaluating the safety and efficacy of ETC-1002 (bempedoic acid) in patients with both hypercholesterolemia and hypertension.

The six-week study met its primary endpoint of greater LDL-cholesterol lowering from baseline with ETC-1002 as compared to placebo. Patients treated with 180 mg of ETC-1002 achieved a 21 percent reduction in LDL-cholesterol from baseline (p<0.0001), and a 24 percent reduction as compared to placebo (p<0.0001), which increased by three percent. The reduction occurred within the first two weeks of initiating therapy and continued throughout the treatment period. The LDL-cholesterol lowering effect of ETC-1002 was statistically significant and clinically meaningful.

Consistent with prior studies, ETC-1002 demonstrated statistically significant and clinically meaningful reductions of 25 percent from baseline, 44 percent vs placebo (p<0.0001), in high-sensitivity C-reactive protein (hsCRP), an important marker of inflammation in coronary disease.

ETC-1002 produced a neutral effect on blood pressure, appeared to be safe and well-tolerated and produced no muscle-related adverse events (AEs).

“This exploratory study is another important milestone in the development of ETC-1002, demonstrating its ability to safely lower LDL-cholesterol in a group of patients with both hypercholesterolemia and hypertension,” said Tim M. Mayleben, president and chief executive officer of Esperion. “We are pleased with these results, and with the whole of our phase two program, which continues to demonstrate the potential for ETC-1002 to provide an effective once-daily, oral treatment option for a broad range of patients with hypercholesterolemia.”

ETC-1002 produced no muscle-related AEs or LFT elevations. There were four reported serious adverse event (SAEs) in the ETC-1002 treatment arm, none of which were drug-related, with two discontinuations.

ETC-1002-014 Design

The six-week, multi-center, randomized, double-blind, placebo-controlled, parallel group Phase 2 study evaluated the safety and efficacy of ETC-1002 versus placebo in patients with both hypercholesterolemia and hypertension. Secondary objectives were to characterize the safety and tolerability of ETC-1002 in patients with co-morbid hypertension; assess the effect of ETC-1002 on systolic blood pressure (SBP) and diastolic blood pressure (DBP); assess the effect of ETC-1002 on additional lipid and cardiometabolic risk markers, including hsCRP; and characterize the safety and tolerability of ETC-1002. A total of 143 patients with hypercholesterolemia and hypertension were washed out of any lipid-regulating and blood pressure therapies. Seventy one patients received ETC-1002 180 mg and 72 patients received placebo.

ETC-1002-014 Results

ETC-1002-treated patients achieved LDL-cholesterol lowering of twenty-one (21) percent at six weeks, compared with an increase of LDL-cholesterol of three (3) percent in the placebo group. Levels of hsCRP were reduced by twenty-five (25) percent with ETC-1002, compared with an increase of twenty (20) percent in the placebo group. ETC-1002 was safe and well tolerated, with no muscle-related AEs or ETC-1002-related SAEs.

ETC-1002 Demonstrates Consistent Results

ETC-1002 has demonstrated consistent LDL-cholesterol reduction throughout its Phase 2 development program:

•                  Top-line results from ETC-1002-009 (a 12-week, Phase 2b study) demonstrated ETC-1002-treated patients achieved 17 and 24 percent incremental reductions in LDL-cholesterol at doses of 120 mg and 180 mg, respectively, compared with patients on stable statin therapy alone. These reductions were significantly different from placebo (p=.0055 and p<0.0001, respectively).

•                  Top-line results from ETC-1002-008 (a 12-week, Phase 2b study) met its primary endpoint of greater LDL-cholesterol lowering from baseline with ETC-1002 compared with ezetimibe. In patients who received ETC-1002 as monotherapy, there were 27 and 30 percent reductions in LDL-cholesterol at doses of 120 mg and 180 mg, respectively. These reductions were significantly different from ezetimibe alone (p=0.0008 and p<0.0001, respectively). In patients who received the combination of 120 mg of ETC-1002 and 10 mg ezetimibe, substantial LDL-cholesterol reductions of 43 percent were significantly different from ezetimibe alone (p<0.0001). In patients who received the combination of 180 mg of ETC-1002 and 10 mg ezetimibe, substantial LDL-cholesterol reductions of 48 percent were significantly different from ezetimibe (p<0.0001).

Percent Change From Baseline to Week Six Endpoint

hsCRP Nonparametric Analysis

Conference Call and Webcast Details

The Esperion management team will host a conference call and webcast today at 8:00 a.m. Eastern Time (ET) to discuss these results. The live event will be accessible on the investor relations section of the Esperion website at www.esperion.com, or by calling (877) 831-3840 (domestic) or (253) 237-1184 (international). The access code is 81091569. A replay of the event will be available approximately one hour after completion and will be archived on the Company’s website for approximately 90 days following the event.

Esperion’s Commitment to Cardiometabolic Disease

Esperion is committed to improving the lives of patients with cardiometabolic diseases. The Esperion team leverages its understanding of, and experience with, key biological pathways to discover and develop innovative therapies for the treatment of patients with hypercholesterolemia who have uncontrolled cholesterol levels despite the use of currently available therapies. Esperion has assembled a portfolio of programs including one product candidate in late-stage clinical evaluation (ETC-1002) and two preclinical product candidates.

About Esperion Therapeutics

Esperion Therapeutics, Inc. is an emerging pharmaceutical company focused on developing and commercializing first-in-class, oral, LDL-cholesterol-lowering therapies for the treatment of patients with hypercholesterolemia and other cardiometabolic risk markers. ETC-1002 (bempedoic acid), Esperion’s lead product candidate, is a first-in-class, orally available, once-daily small molecule designed to lower elevated LDL-cholesterol levels and avoid the side effects associated with currently available LDL-cholesterol lowering therapies. ETC-1002 is being developed for patients with primary hyperlipidemia and mixed dyslipidemia. For more information, please visit www.esperion.com and follow us on Twitter at https://twitter.com/EsperionInc.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the therapeutic potential of, and clinical development plan for, ETC-1002. Any express or implied statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Esperion’s actual results to differ significantly from those projected, including, without limitation, the risk that positive results from a clinical study of ETC-1002 may not necessarily be predictive of the results of future clinical studies, particularly in different or larger patient populations, or the risk that other unanticipated developments could interfere with the development (and commercialization) of ETC-1002, as well as other risks detailed in Esperion’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Esperion disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release, other than to the extent required by law.